Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

HBT Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities To Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(f)	3,378,655(1)	N/A	$41,455,952.55(2)	0.00011022	$4,568.45	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
		Total Offering Amounts						$4,568.45
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$4,568.45

(1)            Represents the estimated maximum number of shares of common stock of the registrant to be issued upon completion of the merger described in the proxy statement/prospectus contained herein.

(2)            The maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee and has been calculated in accordance with Rules 457(f)(2) and 457(f)(3) of the Securities Act of 1933 as follows: (i) the product of (a) $27.95, the book value per share of Town and Country Financial Corporation common stock as of June 30, 2022, and (b) 2,842,789, the estimated maximum number of shares of Town and Country Financial Corporation common stock that may be exchanged in the merger, (ii) minus $38,000,000, the estimated aggregate amount of cash that is to be paid by HBT Financial, Inc. for such shares in connection with the merger.

(3)            Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by HBT Financial, Inc. by 0.0001102.